Exhibit 99.14a

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2021, with respect to the financial statements and financial highlights of abrdn Global Dynamic Dividend Fund, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Combined Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 27, 2022